EXHIBIT 99.7
SEC Declares Sabine Production Partners, LP
Form S-4 Registration Effective
     Fort Worth, Texas — November ___, 2005 — Sabine Production Partners, LP today announced that the Securities and Exchange Commission has declared effective the partnership’s Form S-4 Registration Statement, including a Prospectus/Proxy Statement, filed August 4, 2005. Sabine Production Partners, LP is soliciting proxies from existing Sabine Royalty Trust (NYSE: SBR) unit holders seeking authorization to both call a meeting of the SBR unit holders and, if a meeting is called, to vote their units, as indicated, for the following transaction proposals:
     First, the voluntary termination and winding-up of SBR;
     Second, the sale of the assets of SBR to Sabine Production Partners, LP in exchange for 14,579,345 common units, each representing a limited partnership interest in Sabine Production Partners, LP, and the immediate liquidation of SBR and distribution of the limited partnership interests acquired in the asset sale to the holders of the SBR units on a one-for-one basis; and
     Third, the amendment of certain provisions of SBR’s trust agreement to make it more likely that the proposed transaction will be consummated.
     If called, the meeting of unit holders of SBR would be held in Dallas on a date to be determined.
     Sabine Production Partners, LP will host informational meetings for unit holders on the proposed transaction at various dates and locations posted on its website www.sabinepartners.com.
About Sabine Production Partners, LP (www.sabinepartners.com)
     Sabine Production Partners, LP, a Delaware limited partnership, was formed for the purpose of acquiring the assets of SBR, distributing its common units to the former unit holders of SBR upon the termination and liquidation of SBR, and otherwise executing the business plan discussed in the Registration Statement, including the Prospectus/Proxy Statement, filed with the SEC.
About Sabine Royalty Trust
     Sabine Royalty Trust (NYSE: SBR) is a publicly traded royalty trust that owns royalty interests in gross production of oil, gas and other minerals, free of the costs of production. The royalty properties owned by SBR are reported to consist of royalty and mineral interests, including landowner’s royalties, overriding royalty interests, minerals (other than executive rights, bonuses and delay rentals), production payments and any other similar, non participatory interests in certain producing and proved undeveloped oil and gas properties located in Florida, Louisiana, Mississippi, New Mexico, Oklahoma and Texas.

     The Trustee of SBR is Bank of America, N.A., whose address is Trust Division, Bank of America Plaza, 17th Floor, 901 Main Street, Dallas, Texas 75202. The Trustee’s telephone number is (214) 209-2400. SBR uses the same address and telephone number for itself. For more information, visit SBR’s website at http://www.sbr-sabineroyalty.com.
Additional Information and Where to Find It:
     This communication is not a solicitation of a proxy from any SBR unit holder or an offer of any securities for sale. Sabine Production Partners, LP has filed with the SEC a registration statement, including a Prospectus/Proxy Statement, on Form S-4. The Prospectus/Proxy Statement will be mailed to unit holders of SBR on or before ___, 2005. The Registration Statement and Prospectus/Proxy Statement contain important information about Sabine Production Partners, LP, SBR, the proxy solicitation and proposed transaction, the common units to be issued in the proposed transaction, the persons soliciting proxies relating to the proposed transaction, their interests in the transaction and related matters. Unit holders are urged to read the Registration Statement and the Prospectus/Proxy Statement carefully in their entirety. Unit holders can obtain free copies of these documents through the website maintained by the SEC at http://www.sec.gov. Free copies of the Prospectus/Proxy Statement may also be obtained from Sabine Production Partners, LP by directing a request by mail to Sabine Production Partners, LP, 512 Main Street, Suite 1200, Fort Worth, Texas 76102 or by telephone to (800) 519-4866, or by mail from its solicitation agent, Georgeson Shareholder Communications Inc., 17 State Street, New York, New York, 10004, or by telephone to (866) 729-6808 (banks and brokers may call (212) 440-9800).
     In addition to the Registration Statement filed with the SEC, Sabine Production Partners, LP and SBR file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Sabine Production Partners, LP and SBR at the SEC public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 or at any of the SEC’s other public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on its public reference rooms. Sabine Production Partners, LP’s and SBR’s filings with the SEC are also available to the public from commercial document-retrieval services and, as noted above, at the website maintained by the SEC at http://www.sec.gov.